PROMISSORY NOTE

$50,000.00 September 6, 2005

Los Angeles, California

FOR VALUE RECEIVED, Cereplast, Inc., a California corporation (the "Maker") hereby promises to pay to the order of Yanosan Group, a Washington company (the, "Payee"), at 18323 Bothell Everett Highway, Mill Creek, Washington. 98012, the principal sum of Fifty Thousand Dollars (U.S. $50,000), plus simple interest at the rate of 9% per annum, payable principal and interest in full on or before June 6, 2006 (the "Maturity Date").

1. **Right of Prepayment**. Maker has the right to prepay all or any portion of this Note at any time during its term without penalty.

2. **Default**. Any of the following shall constitute a default by Maker hereunder:

   (a) The failure of Maker to make any payment of principal or interest required hereunder within ten (10) days of the due date for such payment; or

   (b) The failure of Maker to fully perform any other material covenants and agreements under this Note and continuance of such failure for a period of 30 days after written notice of the default by Payee to the Maker.

Upon the occurrence of a default hereunder, Payee may, at its option, declare immediately due and payable the entire unpaid principal sum of this Note owing at the time of such declaration pursuant to this Note.

3. **Costs of Collections**. Payee shall be entitled to collect reasonable attorney's fees and costs from Maker, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Note.

4. **Payment**. This Note shall be payable in lawful money of the United States.

5. **Place of Payment**. All payments on this Note are to be made or given to Payee at the address first above written or to such other place as Maker and Payee may from time to time agree by written agreement.

6. **Waiver**. Maker, for itself and its successors, transfers and assigns, waives presentment, dishonor, protest, notice of protest, demand for payment and dishonor in nonpayment of this Note, bringing of suit or diligence of taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder.

7. **Severability**. If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

8. **No Partner**. Payee shall not become or be deemed to be a partner or joint venturer with Maker by reason of any provision of this Note. Nothing herein shall constitute Maker and Payee as partners or joint venturers or require Payee to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Maker.

9. **No Waiver**. The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

10. **Governing Law**. This Note shall be governed by and construed solely in accordance with the laws of the State of California.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first hereinabove written.

MAKER:

Cereplast, Inc., a California corporation

By: ______________________
Frederic Scheer, President

PAYEE:

Yanosan Group

By: ______________________
Ian Bouchard, President

Sept. 7. '05